Exhibit 99.2

Closing Remarks of Raymond V. Gilmartin,
Chairman, President, and Chief Executive Officer,
Merck & Co., Inc.
at the
2003 Annual Business Briefing

December 9, 2003

     Before we open the floor for your questions, I want to again thank you for being with us today and for your interest in Merck. I also want to thank my colleagues, Peter Kim, Brad Sheares, Judy Lewent, and Dick Clark for their presentations today.

     Over the past several hours we have tried to lay out for you why we believe Merck is on the right path for future growth, both in the near-term and the long-term. We recognize that recent announcements that we would not meet our double-digit earnings per share target and that we were discontinuing two late-stage clinical trials have raised concerns within the investment community. I hope we have addressed those concerns today.

     Merck’s senior management team is confident that we have in place the fundamental ingredients for future success.

     Over the past couple of years, we have taken a number of significant actions that have taken us in the direction of our long-term growth objectives. We continue to fully fund the research that is necessary to drive Merck’s long-term growth. We are revamping and expanding our external partnership and licensing activity to strengthen our scientific capabilities and pipeline. We are reducing our cost structure and continue to look for even greater savings and efficiencies. We have changed our wholesale distribution program to achieve even greater manufacturing productivity. We have successfully spun-off Medco. And we have strengthened our position in Japan.

     In closing I’d like to summarize some of the key factors that will drive Merck’s future growth:

One — Merck has strong franchises that will continue to contribute to near-term revenue and earnings growth;

Two — we are successfully lowering our cost structure, which will contribute to the growth of our earnings;

Three — between now and 2006 we expect to launch or file important, novel products that hold significant potential for future sales and earnings growth;

Four — our earlier phase pipeline consists of promising novel mechanisms in important areas of health, including diabetes, Alzheimer’s, HIV, and obesity, and we are working in those areas broadly and deeply;

Five — our external collaborations are making important contributions to our pipeline; and

Six — we are in a strong, solid financial position.

     Again, thank you for being with us today. Now we would be happy to take your questions.

FORWARD LOOKING STATEMENTS

     These remarks contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in these remarks should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

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